EXHIBIT 99.1

Harris Corporation Reports 31% Increase in Net Income
On 24% Increase in Revenue for First Quarter

MELBOURNE, Florida, October 21, 2003 – Harris Corporation (NYSE:HRS) today reported that fiscal 2004 first quarter net income increased 31 percent and revenue increased 24 percent, primarily as a result of continuing strong performances in its government-related businesses.

Net income in the first quarter was $26.0 million, or $.39 per diluted share, compared to the prior-year quarter of $19.9 million, or $.30 per diluted share. Revenue in the first quarter was $559.2 million, versus $450.2 million in the year-ago quarter. First quarter results included no contribution from non-operating income, compared to $16.2 million of non-operating income in the prior-year quarter.

“The performance of our Government Communications Systems and RF Communications segments continues to drive significantly improved results for the company,” said Howard L. Lance, chairman, president, and chief executive officer. “These two government-related businesses are clearly outpacing growth in the industry. Harris is successfully responding to near-term government priorities, as well as long-term requirements for the modernization of communications infrastructures.

“We achieved meaningful improvement in our Network Support and Microwave Communications segments during the quarter,” Lance said. “However, results in our Broadcast Communications segment were disappointing. There is still weakness in many of our commercial markets and, as a result, visibility is limited. Cost-reductions implemented in our commercial businesses during fiscal 2003 are having a positive impact on fiscal 2004 operating results.”

Government Communications Systems
First quarter operating income in the company’s Government Communications Systems segment increased 35 percent to $31.9 million, compared to $23.7 million in the prior-year quarter. First quarter revenue increased 33 percent to $334.4 million, versus $252.0 million in the first quarter of fiscal 2003. It was the 14th consecutive quarter of year-over-year revenue growth, and the segment set quarterly records for both revenue and income. Operating margin improved as a result of program execution and performance award fees.

Revenue growth continued to be driven by classified programs in which Harris is supporting a number of U.S. Government agencies. Growth also came from new strategic programs won during the past two years, including Joint Strike Fighter in the defense market, Space-Based Radar (SBR) in the national market, the FAA Telecommunications Infrastructure and U.S. Census Bureau (MAF/TIGER) programs in the civil market, and the U.S. Air Force Mission Communications Operations and Maintenance (MCOM) program in the technical services market.

Awards during the quarter included numerous new wins in the classified area. In addition, the company won contracts for satellite communications equipment for the U.S. Missile Defense Agency’s Sea-Based X-band Radar program and for anti-jam electronics for the U.S. Air Force Small Diameter Bomb program. Harris received a $38 million option on SBR and a $47 million option on MCOM. During the quarter, Harris was named to the Northrop Grumman team that is pursuing the Battle Management Command and Control II program for the E-10A multi-sensor aircraft, and to the Lockheed Martin team pursuing Aerial Common Sensor, which is a next-generation surveillance and reconnaissance program.

“This business segment is driven in great part by our ability to apply superior technical solutions to meet challenging Assured Communications customer requirements on both classified programs and other long-term strategic government initiatives,” Lance said. “To support this growth the segment has hired more than 1,000 engineers and scientists in the past 15 months, a 20 percent increase in personnel. We recently reorganized this business to better focus our resources on key customer markets where Harris has technical strength and effective customer relationships.”

RF Communications

The RF Communications segment reported operating income of $25.0 million in the first quarter, a 69 percent increase compared to $14.8 million in the prior-year quarter. Revenue in the segment increased 40 percent to $89.2 million, compared to $63.8 million in the first quarter of 2003.

“The global War on Terrorism continues to drive strong domestic and international demand for Harris’ Falcon® II tactical radio,” Lance said. “Orders exceeded $100 million for the second consecutive quarter.” New orders during the quarter included the U.S. Army’s 10th Mountain Division and 2nd Infantry Division, and the U.S. Navy Seabees construction force. International orders included radios for defense forces in Poland, Slovenia, Estonia, and Turkey.

During the quarter, Harris joined with ITT and Boeing to pursue contracts under Cluster 5 of the U.S. Joint Tactical Radio System (JTRS) program, which has a potential value to Harris in excess of $500 million. The company’s RF Communications and Government Communications Systems segments have combined resources to support JTRS Cluster 5. Led by the U.S. Army Communications and Electronics Command (CECOM), Cluster 5 will encompass the DoD’s next generation of tactical systems that require manpack and handheld radios. The contract is expected to be awarded in calendar 2004. In 2002, Harris was awarded a contract for Cluster 1 of JTRS and is expected to provide approximately $600 million in hardware development, security architecture, and cryptography over the next 15 years.

Microwave Communications

Revenue in the Microwave Communications segment was $65.6 million in the first quarter of fiscal 2004, representing a 17 percent increase over the prior-year quarter. The segment narrowed its operating loss to $2.2 million, compared to a loss of $7.3 million in the first quarter of 2003.

Increased sales volume and cost reduction actions improved the results of this segment during the quarter. North American orders and sales increased significantly, compared to the prior-year quarter. “While we did see some improvement in international orders and revenue this quarter, the international markets are still relatively weak,” Lance said. “We are not yet seeing a consistent pattern of order activity that would signal a broad-based recovery in the international telecom market.

“Last week, we introduced an important new Harris microwave radio platform, called TRuepoint™, at the ITU World Telecom show in Geneva,” Lance said. “TRuepoint will provide our customers with a scalable platform that can easily adapt to meet current and future requirements. TRuepoint is currently in trial with a cellular network operator and shipments to customers will begin in the first quarter of calendar 2004.”

Network Support

The Network Support segment reported first quarter revenue of $15.1 million, a 14 percent increase over the prior-year quarter. The segment reported operating income of $1.8 million, compared to an operating loss of $2.7 million in the first quarter of fiscal 2003.

“Revenue improvement in the quarter was driven primarily by initial deliveries of our new field technician test system, called EXP™,” Lance said. “We also saw modest revenue improvement in our tools and test-set business. Higher revenue, coupled with cost-reduction actions taken over the past two years in this business, has resulted in strong improvement in operating margin.”

Broadcast Communications

The Broadcast Communications segment reported sales of $58.4 million in the first quarter, representing a 14 percent decline from the prior-year quarter. Operating income was $1.1 million for the first quarter, compared to $1.9 million in the prior-year quarter.

“This tends to be a seasonally weak revenue quarter in our Broadcast segment, however results were clearly disappointing, especially in our studio products and systems business,” Lance said. “Capital spending by both TV and radio broadcasters did not pick up during the first quarter. DTV equipment sales continued to be weak, but were partially offset by increased shipments of international analog radio transmitters. Cost reductions are flowing through to improve operating margins in our Broadcast business, and we will continue to assess additional cost-reduction opportunities.

“Although we are currently experiencing a lull in broadcaster spending, improvement in DTV equipment sales eventually will be driven by the requirement for full-power conversion, which is scheduled to be completed by the end of 2006. Consumer demand continues to increase as indicated by growing sales of DTV sets, additional hours of DTV programming, and the more than 1,000 stations currently on the air. Harris is ideally positioned to take advantage of the digital conversion as capital spending resumes.”

Financial Position

The financial position and level of liquidity of Harris continues to be very strong. Positive cash flow provided by operations during the first quarter totaled $81.5 million, compared to $25.8 million in the prior-year quarter. Cash and cash equivalents on hand at the end of the quarter were $506.6 million, substantially greater than the $432.2 million total debt outstanding. The earliest scheduled maturity of any long-term debt is in 2007, and the company has in excess of $300 million of unused committed credit facilities available. “Continuing improvement in operating cash flows provides the company with flexibility to implement strategic initiatives,” Lance said.

Outlook

“Clearly, we are off to a very good start in our first fiscal quarter. Revenue and income were substantially ahead of expectations on the outstanding performance of our two government-related businesses. We anticipate continuing strong results from both businesses. First quarter results give us increased confidence in achieving our fiscal year 2004 guidance of $1.50 to $1.65 per diluted share.”

Harris Corporation is an international communications technology company focused on providing product, system and service solutions for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Tuesday, October 21 at 5 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2625, access code: 266982. The conference call also will be broadcast live via the Internet at www.harris.com/conference-call and a replay will be available at the same site.

Forward-Looking Statement

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: expectations for strong performance in our government-related businesses, the potential value of contract awards and potential contract awards, and earnings guidance for fiscal 2004. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which make it difficult to estimate growth in our markets and, as a result, future income and expenditures; the severe telecommunications slow-down, which has had and may continue to have a negative effect on our telecom businesses; our dependence on the U.S. Government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. Government funding could have adverse consequences on our future business; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential changes in U.S. Government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. Government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer demand for financing and customer credit risk; cost reductions, which may not yield the benefits we expect and could have adverse effects on our future business; the impact of competitive products and pricing; risks inherent in developing new technologies; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Attachments: Financial Statements

Table 1
HARRIS CORPORATION
FY’04 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)	Quarter Ended

	September 26,	September 27,
	2003	2002

Revenue from product sales and services	$559.2	$450.2

Cost of product sales and services	(419.7)	(335.3)

Engineering, selling and administrative expenses	(95.7)	(96.8)

Non-operating income	—	16.2

Interest income	1.3	1.6

Interest expense	(6.3)	(5.7)

Income before income taxes	38.8	30.2

Income taxes	(12.8)	(10.3)

Net income	$26.0	$19.9

Net Income Per Common Share

Basic	$.39	$.30

Diluted	$.39	$.30

Cash dividends paid per common share	$.10	$.08

Average basic shares outstanding	66.3	66.2

Average diluted shares outstanding	66.6	66.6

Table 2
HARRIS CORPORATION
FY’04 First Quarter Summary
BUSINESS SEGMENT INFORMATION

(in millions)	Quarter Ended

	September 26,	September 27,
	2003	2002

Revenue

Government Communications Systems	$334.4	$252.0

RF Communications	89.2	63.8

Microwave Communications	65.6	56.0

Network Support	15.1	13.2

Broadcast Communications	58.4	67.9

Corporate eliminations	(3.5)	(2.7)

	$559.2	$450.2

Income Before Income Taxes

Segment Operating Income (Loss):

Government Communications Systems	$31.9	$23.7

RF Communications	25.0	14.8

Microwave Communications	(2.2)	(7.3)

Network Support	1.8	(2.7)

Broadcast Communications	1.1	1.9

Headquarters expense	(13.8)	(12.3)

Non-operating income	—	16.2

Net interest	(5.0)	(4.1)

	$38.8	$30.2

Table 3
HARRIS CORPORATION
FY’04 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)	Quarter Ended

	September 26,	September 27,
	2003	2002

Operating Activities

Net income	$26.0	$19.9

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	13.4	13.5

Non-current deferred income tax	0.1	2.2

Gain on the sale of securities available-for-sale	(0.8)	(4.4)

Gain on the sale of LiveTV, LLC	—	(18.8)

(Increase) decrease in:

Accounts and notes receivable	(5.0)	11.6

Unbilled costs and inventories	18.7	4.3

Increase (decrease) in:

Accounts payable and accrued expenses	2.7	(14.1)

Advance payments and unearned income	14.8	6.7

Income taxes	12.2	8.5

Other	(0.6)	(3.6)

Net cash provided by operating activities	81.5	25.8

Investing Activities

Additions of plant and equipment	(14.3)	(9.8)

Cash paid for selected investments	—	(2.2)

Proceeds from the sale of securities available-for-sale	1.4	5.3

Proceeds from the sale of LiveTV, LLC	—	19.0

Net cash provided by (used in) investing activities	(12.9)	12.3

Financing Activities

Increase (decrease) in debt, net	(1.4)	103.5

Proceeds from sale of Common Stock	3.4	0.4

Cash dividends	(6.6)	(5.3)

Net cash provided by (used in) financing activities	(4.6)	98.6

Effect of exchange rate changes on cash and cash equivalents	—	0.4

Net increase in cash and cash equivalents	64.0	137.1

Cash and cash equivalents at the beginning of the year	442.6	226.2

Cash and cash equivalents at the end of the quarter	$506.6	$363.3

Table 4
HARRIS CORPORATION
FY’04 First Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

(in millions)
	September 26,	June 27,
	2003	2003

Assets

Cash and cash equivalents	$506.6	$442.6

Marketable securities	22.1	23.1

Receivables	426.1	420.0

Unbilled costs and accrued earnings	143.9	164.8

Inventories	216.1	213.9

Current deferred income taxes	91.9	88.1

Income taxes receivable	—	5.2

Plant and equipment	289.9	289.2

Goodwill	227.3	228.1

Non-current notes receivable	27.1	28.2

Non-current deferred income taxes	20.3	20.4

Other assets	157.3	156.7

	$2,128.6	$2,080.3

Liabilities and Shareholders’ Equity

Short-term debt	$30.6	$32.0

Accounts payable and accrued expenses	359.8	357.1

Advance payments and unearned income	121.2	106.4

Income taxes payable	10.5	—

Long-term debt	401.6	401.6

Shareholders’ equity	1,204.9	1,183.2

	$2,128.6	$2,080.3